Exhibit I


(1) Dividend Reinvestment and Stock Purchase Plan (Registration No. 033-54155 incorporated herein by reference) - allows shareholders to purchase additional shares of common stock with reinvested dividends and optional cash payments. Shares delivered pursuant to this plan may be either authorized but unissued common stock or previously issued shares reacquired in the open market or held as treasury shares, or both.

(2) 1997 Stock Option Plan (Registration No. 333-27517 incorporated herein by reference) - provides for awards of options to purchase common stock and stock appreciation rights. Shares delivered pursuant to this plan may be either authorized but unissued common stock or previously issued shares reacquired by Energy East, including shares purchased by Energy East in the open market and held as treasury shares, or both.

(3) 2000 Stock Option Plan (Registration No. 333- 37392 incorporated herein by reference) - provides for awards of options to purchase common stock and stock appreciation rights. Shares delivered pursuant to this plan may be either authorized but unissued common stock or previously issued shares reacquired by Energy East, including shares purchased by Energy East in the open market and held as treasury shares, or both.

(4) Restricted Stock Plan (Registration No. 333-69079 incorporated herein by reference) - provides for awards of restricted stock. Shares delivered pursuant to this plan are previously issued shares reacquired by Energy East, including shares purchased by Energy East in the open market and held as treasury shares, or both.

(5) Employees' Stock Purchase Plan (Registration No. 33-54993 incorporated herein by reference) - allows employees of Energy East and certain of its subsidiaries to purchase shares of common stock with payroll deductions and employer contributions. Shares delivered pursuant to this plan are purchased in the open market.